NEWS
For Immediate Release
September 27, 2005

For Further Information Contact:
Paul M. Limbert
President & CEO
                                           (304) 234-9206

WESBANCO ANNOUNCES SALE OF RITCHIE COUNTY BRANCHES AND ADDITIONAL RESTRUCTURING

WHEELING, WV - WesBanco Inc. (the “Company”) and its subsidiary WesBanco Bank, Inc. (the “Bank”) announced today that the Bank has entered into a Purchase and Assumption Agreement with Union Bank, Inc. of Middlebourne, WV for the sale of the Bank’s four branch offices located in Ritchie County, West Virginia. The four offices, located in Harrisville, Cairo, Pennsboro, and Ellenboro, hold approximately $37.7 million in deposits. The sale provides for the assumption of the deposits by Union Bank, Inc. and the purchase of the loans, real estate, and certain furniture and fixtures. Based upon the terms of the agreement, the premium for deposit liabilities and franchise value relating to the banking centers will be approximately 7.43% of deposit liabilities as defined in the agreement. The transaction is expected to be completed on or before March 31, 2006, subject to due diligence and regulatory approvals, with a net pre-tax gain of approximately $2.4 million recognized at that time.

According to Paul M. Limbert, President and Chief Executive Officer of the Company, the decision to sell the Ritchie County offices is part of the Company’s continuing effort to strategically align its branches through the restructuring of the branch network which, with recent acquisitions in Ohio, has grown to eighty-four branches in West Virginia, Pennsylvania, and Ohio. The realignment will help the Company reposition its locations to operate more efficiently and utilize resources more effectively.

Mr. Limbert also announced the signing of Letters of Intent to build new branches at the Highlands Development in Wheeling, WV and in the Columbus, Ohio suburb of Reynoldsburg. Construction is also underway on a new branch office in Bexley, Ohio. WesBanco recently completed construction of a new branch office in Kingwood, WV, which provides modern banking services previously provided by two offices. In Barnesville, Ohio, WesBanco recently announced the consolidation of three offices into a new building through which WesBanco can offer an expanded variety of services. In Marietta, Ohio, WesBanco is planning on building a new branch facility as well, consolidating two existing locations.

“Retaining our existing customers and acquiring new customers remain important focuses for WesBanco, as does providing a very high level of customer satisfaction. We want to deepen customer relationships by aligning our staff with training, technology, and the right products and services delivered in the right places. “Limbert said. “We’re preparing for the future and that requires us to become more efficient in order to be able to better compete on a larger scale and become a more profitable bank to provide more value to our shareholders.”

Mr. Limbert also announced a restructuring of certain business lines which will result in a reduction in the Company’s workforce of approximately 76 positions. Approximately 37 positions have been eliminated through layoffs and the closing of a loan production office, with the remaining positions reduced through attrition. The initiative will result in a one-time pre-tax charge of approximately $1.0 million in the third quarter, and it is expected to add approximately $2.5 million to pre-tax earnings in 2006.

WesBanco, Inc. is a $4.5 billion multi-state bank holding company headquartered in Wheeling, West Virginia, operating through 84 banking offices and 129 ATMs in West Virginia, Ohio and Pennsylvania. In addition, it operates an insurance brokerage agency, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2004 Annual Report on Form 10-K, as well as the Form 10-Q for the prior quarter ended June 30, 2005, filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2004 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the businesses of WesBanco and its recent acquisitions may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the mergers may not be fully realized within the expected timeframes; disruption from the mergers may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.